UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

CSG SYSTEMS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSG SYSTEMS INTERNATIONAL, INC.

6175 S. Willow Drive
Greenwood Village, CO 80111

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 18, 2022

On April 4, 2022, CSG Systems International, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Stockholders (“the Annual Meeting”) to be held virtually on Wednesday, May 18, 2022, at 9:00 a.m. Central Time. The Company is filing this supplement to the Proxy Statement to clarify certain information relating to the payment of severance benefits to Rolland B. Johns, the Company’s former Executive Vice President and Chief Financial Officer. The benefits provided to Mr. Johns were all provided in accordance with his employment agreement as a result of his involuntary termination without cause, as detailed further below. The Company is also filing this supplement to the Proxy Statement to correct an immaterial error in the number of record date shares outstanding reported in the Proxy Statement.

After the Company filed its Proxy Statement, the Company was made aware that Institutional Shareholder Services (“ISS”) recommended a vote “against” Proposal 2. Glass Lewis, another proxy advisory firm, recommended that our stockholders vote “FOR” Proposal 2. ISS has stated the reason for the vote recommendation was the provision of severance benefits to Rolland B. Johns, the former Executive Vice President and Chief Financial Officer, for “what appears to be a voluntary resignation” (emphasis added). We are providing the below information in an effort to clarify circumstances surrounding Mr. Johns’ separation from employment with the Company as well as the previously agreed terms and conditions of his contractual severance benefits.

Supplemental Disclosure Concerning Severance Benefits to Rolland B. Johns.

As the Company previously announced, the Board of Directors approved changes to its executive management team, including the involuntary termination of Mr. Johns’ employment as Executive Vice President and Chief Financial Officer of the Company, effective November 28, 2021, after which he remained as a non-executive employee of the Company to assist with the transition of his duties through April 1, 2022.

CSG appointed a new Chief Executive Officer in 2021, and as part of the Company’s new strategy and changes in senior leadership, the Company terminated Mr. Johns’ employment. As a result, the Company became obligated to provide severance benefits to Mr. Johns under Paragraphs 10(d)(ii) and 10(d)(iv) of his May 17, 2018 employment agreement with the Company, which provide certain benefits in the event of an involuntary termination without cause.

As disclosed in the Company’s Proxy Statement, Mr. Johns entered into a separation agreement the terms of which provided that he would continue to receive his then base salary and certain other benefits in return for transitioning job tasks and responsibilities during the transition period from November 29, 2021, through his employment termination date of April 1, 2022. The separation agreement also provided that, subject to customary conditions, he would receive the severance benefits required by relevant terms of his employment agreement related to an involuntary termination without cause: (A) Paragraph 10(d)(ii), providing for a cash severance amount equal to 100% of the executive’s average three-year W-2 compensation, being approximately $1,500,000 (less applicable withholding), and (B) Paragraph 10(d)(iv), providing for twelve months of continued participation at the Company’s expense of group welfare benefits or an equivalent benefit, being $27,800 (less applicable withholding).

By way of reference, the Company disclosed in its Proxy Statement that it adopted a new Executive Severance Plan effective April 1, 2022 for Executive Vice Presidents and above (including the Chief Executive Officer), and participants may not have a separate employment agreement providing benefits in the event of a separation from service. All of the Company’s executive officers have elected to participate in the Executive Severance Plan, which provides a benefit of (A) 100% of the participant’s annual base salary and target bonus, and (B) a lump sum equal to COBRA continuation coverage premiums for eighteen months.

Outstanding Shares of our Common Stock

This supplement also corrects the number of outstanding shares of our common stock as of the record date as reported on page 71 of the Proxy Statement. At the close of business on the record date, there were 32,651,231 shares of our common stock outstanding and entitled to notice of, and to vote at, the Annual Meeting.

Additional Information

This supplement to the Proxy Statement is being filed with the SEC and made available to the Company's shareholders on or about May 2, 2022. The Proxy Statement, this supplement and our Annual Report on Form 10-K for the year ended December 31, 2021, are available at https://ir.csgi.com/investors/financials/sec-filings/default.aspx and www.proxyvote.com.

Except as amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement is unchanged and continues to apply, and should be considered in voting your shares.

We are asking for your support by voting “FOR” all proposals at the Annual Meeting of Stockholders. In particular, we are requesting your support by voting “FOR” Proposal 2 (Advisory Vote to Approve the Compensation of Our Named Executive Officers), the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 72 of the Proxy Statement for instructions on how to do so.

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